NeoMagic(R) Corporation Receives Notice of Non-compliance with Nasdaq
                        Minimum Stockholders' Equity Rule

      SANTA CLARA, Calif., Dec. 18 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), announced today that it has received a letter from the Nasdaq Stock Market indicating that it does not comply with the minimum $10,000,000 stockholders' equity requirement for continued listing on the Nasdaq Global Market set forth in Marketplace Rule 4450(a)(3), and therefore that NeoMagic's common stock is subject to potential delisting from The Nasdaq Global Market. As requested, NeoMagic will submit a plan to achieve and sustain compliance with all Nasdaq Global Market listing requirements, including the minimum stockholders' equity standard. The Company anticipates that it may apply to transfer and list its securities on The Nasdaq Capital Market. While the Company believes that it currently satisfies all the criteria for listing on the Nasdaq Capital Market, it cannot assure that its shares will be listed.

      About NeoMagic
      NeoMagic Corporation delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB, E-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a broad patent portfolio that covers NeoMagic's proprietary array processing technology, embedded DRAM and other technology. Information on the Company may be found on the World Wide Web at http://www.neomagic.com.

      NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.